Exhibit 5.1

650 Page Mill Road Palo Alto, CA 94304-1050 PHONE 650.493.9300 FAX 650.493.6811 www.wsgr.com

September 13, 2019

Cloudflare, Inc.

101 Townsend Street

San Francisco, CA 94107

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Cloudflare, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, relating to the registration under the Securities Act of 1933, as amended, of (i) 28,153,536 shares of Class A common stock, par value $0.001 per share (“Class A Common Stock”) and 28,153,536 shares of Class B common stock, par value $0.001 per share (“Class B Common Stock”) reserved for issuance pursuant to the Company’s 2010 Equity Incentive Plan, (ii) 29,335,000 shares of Class A Common Stock reserved for issuance pursuant to the Company’s 2019 Equity Incentive Plan and (iii) 5,870,000 shares of Class A Common Stock reserved for issuance pursuant to the Company’s 2019 Employee Stock Purchase Plan (which plans are referred to herein as the “Plans” and which shares of Class A Common Stock and Class B Common Stock are referred to herein as the “Shares”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.